Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-274295) pertaining to the 2022 Long-Term Incentive of NuScale Power Corporation,
(2)Registration Statement (Form S-3 No. 333- 272342) pertaining to the registration of Class A Common Stock, Preferred Stock, Debt Securities, Warrants and Units of securities of NuScale Power Corporation, and
(3)Registration Statement (Form S-8 No. 333-266023) pertaining to the 2022 Long-Term Incentive Plan Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC of NuScale Power Corporation;

of our report dated March 15, 2024, with respect to the consolidated financial statements of NuScale Power Corporation included in this Annual Report (Form 10-K) of NuScale Power Corporation for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Portland, OR

March 15, 2024